FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSEP Reports First Quarter 2017 Financial Results

PHILADELPHIA, PA, May 12, 2017 – FS Energy and Power Fund (FSEP), a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced its operating results for the quarter ended March 31, 2017. FSEP will hold a conference call to discuss these results at 2:00 p.m. Eastern Time on Friday, May 19, 2017. Information for those interested in participating on the call can be found below.

Financial Highlights for the Quarter Ended March 31, 20171

●	Net investment income of $0.20 per share, compared to $0.17 per share for the quarter ended March 31, 2016

●	Net increase (decrease) in net assets resulting from operations of $0.14 per share, compared to $(0.10) per share for the quarter ended March 31, 2016

●	Net change in unrealized appreciation (depreciation) of $0.01 per share, compared to $(0.12) per share for the quarter ended March 31, 2016

●	Paid regular cash distributions to shareholders totaling approximately $0.18 per share

Portfolio Highlights as of March 31, 2017

●	Committed approximately $352.7 million to direct originations during the quarter ended March 31, 2017

●	The fair value of FSEP’s investments was approximately $4.2 billion

●	FSEP’s portfolio consisted of investments in 87 portfolio companies

●	Core investment strategies[2] represented 78% of the portfolio by fair value, including 51% in direct originations and 27% in opportunistic investments. Broadly syndicated/other investments represented 22% of the portfolio by fair value

●	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.1%, compared to 9.6% as of March 31, 2016[3]

●	Three investments were on non-accrual as of March 31, 2017, representing 0.2% of the investment portfolio based on fair value[4]

Quarterly Shareholder Conference Call

FSEP will host a conference call at 2:00 p.m. (Eastern Time) on Friday, May 19, 2017, to discuss its first quarter 2017 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 8085495 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSEP’s web page at www.fsinvestments.com.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by FS Investments. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is advised by FS Investment Advisor, LLC, an affiliate of FS Investments, and is sub-advised by GSO. GSO, with approximately $93.1 billion in assets under management as of March 31, 2017, is the credit platform of Blackstone. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth through funds managed in partnership with top institutional investment advisers. It focuses on setting industry standards for investor protection, education and transparency.

FS Investments is headquartered in Philadelphia with offices in Orlando and Washington, DC. The firm currently manages eight funds with over $20 billion in assets under management as of March 31, 2017.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSEP’s quarterly report on Form 10-Q for the quarter ended March 31, 2017, which FSEP filed with the Securities and Exchange Commission (SEC) on May 12, 2017 as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 and FSEP’s other reports filed with the SEC can be found under FSEP’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSEP’s distributions for a full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of its board of trustees and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSEP may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSEP has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSEP will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSEP. The information contained in this announcement is summary information that is intended to be considered in the context of FSEP’s SEC filings and other public announcements that FSEP may make, by press release or otherwise, from time to time. FSEP undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSEP, or information about the market, as indicative of FSEP’s future results.

[1]	The per share data was derived by using the weighted average shares of FSEP’s common shares outstanding during the applicable period. Per share numbers may not sum due to rounding.

[2]	See FSEP’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 for a description of FSEP’s investment strategies.

[3]	Gross portfolio yield, prior to leverage, represents the expected annualized yield to be generated on the income-producing assets in FSEP’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield, prior to leverage, does not represent an actual investment return to shareholders.

[4]	Interest income is recorded on an accrual basis. See FSEP’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 for a description of FSEP’s revenue recognition policy.